Exhibit 10.5

C5852

HUTS/FD/17-12-09

Agreement no. 5852 relative to a repayable advance

on the diagnosis of colorectal cancer by nucleosomics.

BETWEEN

The Walloon Region,

Represented by Mr Jean-Marc Nollet,

Vice-President and Minister of Sustainable Development and Public Service

Place des Célestines, 1 5000 - NAMUR

Hereinafter called the REGION,

FIRST PARTY

AND

ValiBio SA, located Avenue Georges Lemaître, 25 in 6041 - GOSSELIES

Represented by Patrick J. Rousseau, Managing Director,

Hereinafter called the COMPANY

SECOND PARTY

WHEREAS:

A. By Ministerial Order of 16 March 2010, the REGION has granted the COMPANY a repayable grant to a maximum of 1,048,020 euro to be financed by article 81.01 of section 18, program 32, Title II of the expenses budget of the Walloon Region for the fiscal year 2010.

B. This decree provides, in essence, that the resulting relations are subject to this agreement.

THEREFORE, IT IS AGREED AS FOLLOWS:

1. Definitions

1.1. For the purposes of this agreement:

- “GRANTING DECREE”: decree (order) referred to in paragraph A above;

- "DECREE": the Decree of 3 July 2008 on support for research, development and innovation in Wallonia;

- “REGULATORY ORDER”: the Order of the Walloon Government of 18 September 2008 on support for research, development and innovation in Wallonia;

- "APPLICATION ORDER": the Order of the Walloon Government of 30 April 2008 addressed under Article 123 of the Decree of 3 July 2008 on support for research,  development and innovation in Wallonia;

- “RESEARCH”: the experimental development referred to in paragraph A above;

- "RESEARCH PHASE": the period, as specified in Article 21, during which the RESEARCH is conducted;

- “RESULTS”: all results obtained during conduct of the RESEARCH and improvements referred to in Article 11.2. made among others of reports, plans, calculation notes, laboratory notebooks, know-how, prototypes, source codes, patents;

- “DIRECTION GÉNÉRALE”: Operational department for Economy, Employment and  Research;

- “INDUSTRIALIZATION/EXPLOITATION PHASE”: the period which, if the COMPANY decides or is considered by the REGION as having decided to exploit the RESULTS, begins immediately after the RESEARCH PHASE and ends when the COMPANY ceases to have  to pay royalties as in Article 28;

- "GRANT" means amounts repayable under the GRANTING DECREE;

- "COMMITTED AMOUNT": the amount of the grant referred to in Article 24;

- "LIQUIDATED AMOUNT": the sum of amounts actually paid;

- "ELIGIBLE EXPENSES": expenses that the grant is likely to cover, without prejudice to controls referred to in Article 9;

- "TURNOVER" or “SALES” means the total amount excluding VAT of invoices relating to sales and other acts of operation and (or) marketing, after deduction, if any, of discounts to customers and freight, packaging and insurance.

1.2. Article 19 defines some terms specific to particular provisions of this agreement.

2. Scope of the agreement

2.1. This agreement regulates the relationship by and between the REGION and the COMPANY relating to:

- The conduct of RESEARCH and funding by the GRANT;

-  Exploitation of RESULTS.

2.2. This Convention is without prejudice to:

- The DECREE;

- The REGULATORY ORDERS;

- The APPLICATION DECREE;

- The legal and regulatory requirements relating to accounting and government support in particular Articles 55 to 58 of the accountancy laws of the State, coordinated on 17 July 1991;

- The legal and regulatory requirements relating to the functioning of the Walloon Government and its services, particularly in terms of delegated authority.

2.3. Articles 19 onward are the specific provisions of this agreement. They supplement the general terms and may include:

- Description of the purpose of the RESEARCH;

- The work plan and timetable for completion of the RESEARCH;

- The budget allocated to the RESEARCH, presented in accordance with Article 6;

- Information regarding intellectual property and exploitation of RESULTS;

-Methods for the exploitation of RESULTS;

3. Organisation of relations between the parties

3.1. All correspondence relating to the implementation of this agreement and to the Region is addressed to the Director General of DIRECTORATE-GENERAL, Place de Wallonie, Bâtiment III 5100 Jambes. Any change of address of the REGION or the COMPANY is the subject to a written notification to the other parties to this agreement.

3.2. Any period expressed in months in this agreement is calculated from day to day, starting the day after the act or event that creates the period. The working days for the purposes of this agreement are the days other than Sundays and public holidays.

3.3. The REGION may attach conditions to any authorization issued by it pursuant to this agreement. The recipient of the authorization must comply with them.

4. Conditions for the conduct of the RESEARCH

4.1. During the RESEARCH PHASE, the COMPANY will:

- provide all reasonable efforts within the limits of ELIGIBLE EXPENSES to carry out the RESEARCH in accordance with its objectives, but without any guarantee about results;

- affect only to the proper conduct of the RESEARCH items whose costs are part of the ELIGIBLE EXPENSES.

4.2. The COMPANY may not assign the conduct of the RESEARCH or a part thereof, or entrust it to a subcontractor, irrespective of the value of the service entrusted to third parties without the prior written consent of the REGION. This authorization shall be deemed obtained, when the outsourced conduct of all or part of the RESEARCH is referred to in Article 23.

The REGION is not required to cover expenses for which it has not given authorization.

4.3. The COMPANY will not conduct, on behalf of any third party, any research in whole or in part under the object set out in Article 20:

- During the RESEARCH phase and during the EXPLOITATION PHASE;

- For one hundred and twenty months from the notification of the waiver referred to in Article 11.

5. Reports

5.1. Activity reports referred to in Article 71 of the REGULATORY DECREE have a quarterly frequency, corresponding to periods of three months elapsed from the beginning of the RESEARCH PHASE. They report, in brief, work conducted under the RESEARCH that has been achieved, progress against timetable, the difficulties encountered and the forecast for the next three months.

5.2. The scientific and technical reports referred to in Article 71 of the REGULATORY DECREE have a biannual frequency, corresponding to periods of six months elapsed from the beginning of the RESEARCH PHASE. They describe in detail the results and highlight the prospects for commercialisation, from a scientific, technical, industrial and commercial point of view.

5.3. Within thirty days following the end of the RESEARCH PHASE, the COMPANY will send to the REGION a final report including:

- The final report on activities;

- The scientific and technical final report, covering all RESEARCH, together with all the elements for a good understanding of the RESULTS obtained, such as among others, the plans, copies of calculation notes and laboratory notebooks, photographs and samples.

5.4. The reports of exploitation referred to in Article 71 of the REGULATORY DECREE have an annual calendar year frequency during to the EXPLOITATION PHASE. They describe the various ways of exploiting the RESULTS and improvements that are made. In addition, they include TURNOVER detail, which is completed by a statement of sales, showing for each, subject and quantities sold and the date, amount and invoice number.

5.5. The COMPANY will respond, as completely and as quickly as possible, to any request for information from the REGION on the execution of this agreement, insofar as the application does not create an abnormal load or excessive costs.

6. Research budget

6.1. The RESEARCH budget is contained in Article 24. It includes the maximum ELIGIBLE EXPENSES.

ELIGIBLE EXPENSES are classified under two headings:

“Personnel”: the expenditure referred to in Article 22 of DECREE No 1

"Operating costs": the expenditure referred to in Articles 22.2 to 5 of the DECREE

Each of these categories may include sub-headings.

Article 24 also specifies the proportional distribution according to which the ELIGIBLE EXPENSES are to be financed by the GRANT and COMPANY resources and potentially by other means.

6.2. Transfers between sub-sections of the same category are free. They are listed in the correspondent ELIGIBLE EXPENSES reports.

6.3. Transfers between items (headings or sub headings) need, when proposed by the COMPANY, a signed addendum to this agreement.

6.4. VAT is not part of ELIGIBLE EXPENDITURES except for the share for which the COMPANY is not liable.

7. ELIGIBLE EXPENSES personnel

7.1. The tables in Article 22 mention the qualifications, functions, occupancy rates, rates and possibly the names of staff members devoted to RESEARCH, whether their remuneration be fully, partially or not at all part of ELIGIBLE EXPENDITURES.

7.2. Without prejudice to Article 6.2. to 6.4., any person identified in Article 22 may be replaced by another whose qualifications and duties are similar. Any replacement is indicated in the statements of ELIGIBLE EXPENSES correspondents.

7.3. Personnel whose remuneration is wholly or partially part of ELIGIBLE EXPENSES receives salary conditions identical to those that the employer usually utilises for personnel at the same level of responsibility, qualifications and seniority.

7.4. ELIGIBLE EXPENSES for staff are only for services performed during the research. They include:

- indexed payrolls;

- Employers' social charges;

- Legal insurance;

- Allowances and benefits due under the legal provisions and collective agreements

8. ELIGIBLE EXPENSES operating costs

8.1. General

ELIGIBLE EXPENSES include operating overheads, costs of equipment, subcontracting costs, purchases of consumables, travel expenses, prototyping costs, and costs of maintenance and insurance of equipment.

8.2. Travel

Travel costs are ELIGIBLE EXPENSES to the extent that the travel is for RESEARCH purposes by one or more persons whose remuneration is part of ELIGIBLE EXPENDITURES or whose name appears in a table entitled "Non-paid dependent of the agreement" in Article 22.

ELIGIBLE EXPENSES include:

- Transportation costs;

- Hotel or equivalent;

- The registration fee;

- Lump sum costs for stay.

Travel abroad is subject to an activity report as in the first set of reports referred to in Article 5 following the end of the trip.

8.3. Costs of maintenance and insurance of equipment

ELIGIBLE EXPENSES may include the costs of maintenance and insurance of equipment whose cost – operating or acquisition- is part of the ELIGIBLE EXPENSES.

8.4. Equipment costs

8.4.1.

ELIGIBLE EXPENDITURES for equipment are calculated in accordance with Article 22.2 of the DECREE. These equipments are specified in the budget of Article 24.

They are calculated on the basis of the purchase price, excluding VAT, the depreciation rate during the RESEARCH period and the rate of actual use for RESEARCH purposes.

8.4.2. Only the equipment which the COMPANY owns may be included in ELIGIBLE EXPENSES in corresponding expenses records.

8.4.3. As for equipment whose acquisition cost is part of the ELIGIBLE EXPENSES, the COMPANY:

- takes good care like the most diligent professional;

- must ensure that the acquisition takes place under the laws and regulations relating to procurement;

- may not, during the RESEARCH PHASE, assign any real right on all or part of the equipment;

- may not, during the RESEARCH PHASE, concede to a third party, as a rental or otherwise, any right of use on all or part of equipment, unless there has been prior written authorization by the REGION.

8.5. Subcontracting costs

ELIGIBLE EXPENSES include subcontracting, including services provided by third parties for RESEARCH purposes. These are listed in Article 23.

8.6. Overheads

8.6.1. ELIGIBLE EXPENSES for the overhead are calculated at a standard rate.

They amount to 10% of the sum of:

- ELIGIBLE COSTS for personnel;

- ELIGIBLE COSTS for operating, excluding overheads, subcontracting costs and equipment costs.

8.6.2. ELIGIBLE EXPENSES for the overhead costs are assumed to cover the additional costs linked to personnel performing the RESEARCH. These expenses include costs of administrative and support staff, and the variable operating costs not listed in the budget of Article 24 (Secretariat, furniture and office supplies, fluids, communications, etc.).

9. Payment of the GRANT

9.1. Within fifteen days of the notification of the GRANTING DECREE, the REGION will pay working capital.

9.2. Upon receipt of a set of reports referred to in Article 5.2. The REGION will verify the reports and statements of ELIGIBLE EXPENSES. Once the REGION has fixed the amount of ELIGIBLE EXPENSES, the REGION pays the equivalent pro-rata covered by the GRANT.

9.3. The RÉGION proceeds as provided in Article 9.2. until the company has received, pursuant to Article 9.1. and Article 9.2., 90% of the GRANT which it is intended to benefit from.

9.4. Upon receipt of all reports referred to in Article 5.2., the REGION verifies the reports and the various statements of ELIGIBLE EXPENSES. Once REGION has determined the amount of ELIGIBLE EXPENSES, the REGION will pay the proportional share covered by the GRANT that remains to be paid.

9.5. The share of ELIGIBLE EXPENSES that is or would be financed by a public Belgian, foreign or international institution may not be included in any statement of ELIGIBLE EXPENSES.

9.6. Any payment is made by bank transfer to the financial account in Article 26.

The preceding paragraph does not apply to any payment under Article 9.2. or Article 9.4. for which the REGION is timely notified of other arrangements.

10. Ownership of RESULTS

10.1. The COMPANY is the owner of the RESULTS. However, the COMPANY can only enjoy and dispose of these within the limits and conditions stipulated in this contract.

10.2. The COMPANY may not grant to a third party, by licence or other means, the right to use all or part of the RESULTS, including prototypes, without the prior written permission of the REGION. If the REGION does not respond to the request for authorization within fifty days of its receipt, permission shall be deemed received.

Not covered by the preceding paragraph are concessions to customers constituting the usual exploitation of results.

10.3. The COMPANY may not assign elements of the RESULTS, including prototypes, without the prior written agreement of the REGION.

10.4. Notwithstanding the confidentiality obligation in Article 13, the company may, at its expense, protect the RESULTS. This should be reflected in the first set of reports referred to in Article 5.2. following application for a protection.

The obligations under Articles 10.2. to 10.4. expire at the end of the EXPLOITATION PHASE, unless the COMPANY is required to transfer the rights of the RESULTS to the REGION.

When the COMPANY is in a state of bankruptcy, the RESULTS become property of the REGION.

11. Exploitation of RESULTS

11.1. The subject and modes of exploitation are summarized in Article 27.

Until the end of the EXPLOITATION PHASE, the COMPANY shall conduct operations within the territory of the Member States of the European Union, to the extent specified in Article 27.

11.2. During the exploitation of the RESULTS, the COMPANY is free to improve upon the results. These improvements, useful enhancements to exploitation as specified in Article 27, shall be deemed part of the RESULTS, with this agreement applying also to those improvements.

11.3. COMPANY shall notify the DIRECTION GÉNÉRALE of its decision to exploit or not to exploit the RESULTS:

- Within six months after the RESEARCH PHASE;

- In writing and with detailed explanation/justification.

If the COMPANY does not make a notification under the preceding paragraph, the company is presumed irrefutably to be exploiting the results.

Where the COMPANY began to exploit the RESULTS during the RESEARCH PHASE, it cannot take the decision not to exploit the RESULTS except by justifying so by a particularly adverse development of the economical, technical or legal environment compared to the situation when the first act of exploitation has been made.

11.4. If the COMPANY decides not to exploit the RESULTS, the COMPANY will:

- Transfer the rights on the RESULTS to the REGION or any entity assigned by the REGION;

- Refrain from any use, exploitation, sale or any concession of all or part of the RESULTS;

- Not to pursue on behalf of any third party the research in whole or in part on the topic set out in Article 20, during the seventy-two months following its decision not to exploit.

Upon becoming owner of rights by virtue of paragraph 1, the REGION is free to sell said rights to anyone.

11.5. In accordance with Articles 74 to 78 of the REGULATORY DECREE, the COMPANY that decides to exploit the results shall pay the fees specified in Article 28. It will pay each fee upon receipt from the Receiver General of the Walloon Region an "Invitation to pay," indicating the payment methods.

11.6. The COMPANY may decide not to exploit the RESULTS during the RESEARCH PHASE or within six months following the end of it.

The COMPANY is completely exempt from repayment of the GRANT if the following two conditions are met simultaneously:

1. it communicates the decision by registered mail to the DIRECTION GÉNÉRALE, outlining the failure of the project in terms of technical and commercial targets set out in Articles 19 and following.

2. it transfers to the REGION, or any entity designated by it, the real rights on the RESULTS.

If the two conditions referred to in paragraph 2 are not met, the COMPANY will reimburse the total GRANT received to the REGION, without interest.

11.7. The COMPANY that has decided to exploit the results may subsequently notify the DIRECTION GÉNÉRALE that it is abandoning them. In this case, Articles 11.4 and 11.8. apply.

11.8. During the exploitation of the RESULTS, the COMPANY may stop reimbursing the GRANT if the following two conditions are met:

1. it renounces the exploitation and informs the DIRECTION GÉNÉRALE in writing the reasons for its decision on objective grounds;

2. it transfers to the REGION, or any entity designated by it, real rights on the RESULTS.

All previous payments made by the COMPANY remain acquired by the REGION and COMPANY remains liable to repay amounts during the calendar year of the waiver. The exemption referred to in paragraph 1 shall take effect the following calendar year of the decision.

12. Favourable Outcome

12.1.1. In accordance with the procedures laid down in article 28 of the DECREE and 74 and 75 of the REGULATORY ORDER, during the EXPLOITATION PHASE, the COMPANY will make annual repayments to the REGION according to the scenario of a favourable outcome under Article 28.

12.1.2. The favourable outcome depends on the SALES of the PRODUCT, PROCESS or SERVICE, knowledge or know-how gained from conducting the RESEARCH, patents acquired during the research phase, market share, prototypes, pilots, inclusion in networks, the reputation acquired by the COMPANY because of the conduct of the RESEARCH.

All of these items constitute the scenario of a favourable outcome of the project.

12.2. The repayment of the GRANT is made in two parts, one referred to in Article 28.1. which is independent of SALES, the other referred to in Article 28.2. which is dependent on SALES.

12.3.1. The amount of reimbursement independent of SALES is determined in Article 28.1. It is due if at least one of the elements specified in Article 12.1.2. is encountered.

The decision by the COMPANY not to renounce to the exploitation of results is an irrefutable presumption of the existence of at least one of the elements specified in Article 12.1.2.

12.3.2. At the end of the first half of each calendar year and for the first time on 30 June of the year following the RESEARCH PHASE, the COMPANY will pay to the REGION the fee referred to in Article 28.1.

The amounts annually reimbursed contribute to the scenario of a favourable outcome.

12.3.3. The amount of reimbursement that depends on annual SALES is determined by the effective annual TURNOVER.

During the first quarter of each calendar year, and for the first time on 30 March of the calendar year following the year in which ends the RESEARCH PHASE, the COMPANY communicates to the REGION the SALES amount of the previous calendar year. If the COMPANY exploits the results before the end of the RESEARCH PHASE, the first SALES communication provided should include the SALES during the RESEARCH PHASE.

The COMPANY will pay to the REGION a royalty on SALES. It amounts to a percentage of SALES in the period concerned, as outlined in Article 28.2.

12.4.1. To determine the commercial success of the project, the REGION and the COMPANY will determine the estimated SALES made during the EXPLOITATION PHASE, with PRODUCTS, SERVICES or PROCESSES being part of said exploitation of RESULTS. This TURNOVER is referred to in Article 28.3.

12.4.2. At the end of the EXPLOITATION PHASE specified in Article 27, the scenario of a favourable outcome is assessed.

The part of reimbursement dependent upon SALES is reviewed with regards to cumulative turnover forecast for the EXPLOITATION PHASE referred to in Article 28.3.

Within three months following the end of the EXPLOITATION PHASE, the DIRECTION GÉNÉRALE will evaluate the adequacy of RESEARCH results in terms of SALES achieved during the EXPLOITATION PHASE as compared to cumulated SALES estimates for the EXPLOITATION PHASE referred to in section 28.3, and will determine the amount, excluding interest, to be repaid and will communicate this to the COMPANY.

If this amount was more than what the COMPANY has already paid, excluding interest, for the SALES-dependent repayments then the COMPANY pays the difference.

If the amount is less than what the COMPANY has already paid, excluding interest, for the  SALES-dependent repayments, the Region pays the difference.

12.5. The COMPANY will generate the accounting items related to the RESEARCH and have them certified by an accountant or auditor.

The SALES figure for the RESEARCH is accounted in a separate line item in the COMPANY accounts.

In case of failure by the COMPANY to communicate its TURNOVER or elements of its accounts, the TURNOVER taken into account to calculate the amount of reimbursement is calculated on the basis of double the forecasted TURNOVER used for the scenario of favourable outcome.

12.6. When the amounts reimbursed to the REGION reach, including interest, twice the LIQUIDATED AMOUNT, the company is released from its obligations to the REGION except those relating to Articles 13, 14, 15 and 18.

12.7. The sums due under the scenarios of a favourable outcome are increased by a simple interest rate under Article 75 of the REGULATORY DECREE. This interest is calculated on full month basis, from the first day after of the end of the RESEARCH PHASE.

13. Obligation of secrecy/confidentiality

13.1. The RESULTS and all other documents, information, knowledge and know-how relating to the RESEARCH are secret only to the extent that the COMPANY states that they have this character. The parties undertake to maintain their character.

This obligation is that each party:

- Can only make the use of the information as authorized by this agreement;

- Can only disseminate the information to its staff as strictly necessary;

- Requires the same obligation of confidentiality of its employees, subcontractors and contractors.

13.2. The obligation of secrecy and the prohibition of use stipulated in article 13.1. shall not apply to information where the applicant provides proof that:

- It has already been published on the date of signing this agreement, or

- It was already in his possession at the same date, or

- It was communicated by a third party without any breach of secrecy or

- It has fallen into the public domain, unless it was due to the fault of any party, a member of their staff, a subcontractor or a partner.

These exceptions are of strict interpretation; they only extend to explicit data and not to scientific or technical developments, even implicit, obtained during the RESEARCH.

13.3. The COMPANY may proceed with publications or communications of a scientific or technical nature relating to the RESEARCH or the RESULTS. In each case, it should be reported in the first set of reports referred to in Article 5.2. following the publication or communication.

14. Publicity

14.1. Whenever the COMPANY makes a publication or a communication about the RESEARCH or the RESULTS:

- It should explicitly mention, in all media that the RESEARCH is or has been funded by the REGION;

- It should explicitly mention, in any oral presentation, that the RESEARCH is or has been funded by the REGION.

14.2. The COMPANY should affix in a visible way a sign at the entrance of the premises where it performs the research. It should also affix an identification sticker to be clearly visible on all equipment when the cost of acquisition is part of ELIGIBLE EXPENSES under the equipment cost section of the budget.

The REGION provides for free signs and stickers for identification.

15. Methods of control

15.1. The COMPANY will accept and facilitate the exercise by the REGION of administrative, technical and scientific controls, to verify the proper implementation of this agreement, in particular the use of the budget for the sole conduct of the RESEARCH and in compliance with the work plan and timetable, budget limits and exploitation of the RESULTS.

The COMPANY agrees and will facilitate the controls provided by the laws and regulations on accounting and public support.

15.2. To this end, the persons delegated by the REGION and empowered, under the Royal Decree of 26 April 1968 regulating the organisation and coordination of the provision and use of grants, to exercise the control referred by Articles 55 to 58 of the accountancy laws of the State, coordinated 17 July 1991, will have access to places where the activities are carried out relevant to the RESEARCH and exploitation of RESULTS.

These persons may access any documents, at any site or location of the COMPANY, to verify the correct implementation of this agreement.

The COMPANY may appoint a representative to accompany the delegates from the REGION.

15.3. Persons delegated by the REGION may be accompanied by experts. The COMPANY may deny access to experts if it can establish that they are employed by a competing entity.

The REGION should contractually require the experts to undertake not to disclose to third parties nor to use the information collected during these checks.

These obligations do not include information already in the public domain at the time of inspection, nor those becoming public after the inspection by no fault of the expert, or those that the expert proves he legitimately held at time of the inspection, nor that he subsequently received from a third party without it being in violation of any obligation of confidentiality.

16. Accounting

The COMPANY will record transactions relating to this agreement in its accounts.

17. Disclaimer

17.1. The REGION cannot in any way be held liable for damage to persons or property resulting directly or indirectly from the performance of this agreement by the COMPANY.

17.2. The REGION cannot in any way be held responsible for the accounting and tax treatment that the COMPANY receives for the GRANT.

18. Applicable law and competent courts

This agreement is governed by Belgian law, specifically by the decree of 3 July 2008 on support for research, development and innovation in Wallonia and its implementation decrees.

Any dispute falls under the jurisdiction of Namur.

Special Stipulations

19. Definitions

Under this Articles 19 and following, the following means:

- "PRODUCT"

- any non-invasive serum test for diagnosis or monitoring of colorectal cancer

- a research kit measuring cell apoptosis

- a kit for measuring the acetylation / deacetylation of the histone

- any reagent part of the test here above mentioned;

- "SERVICE" means any study, analysis for a third party or the GUARANTOR that uses the PRODUCT;

- “PATENT”: WO 2005/019826 A1, 3 March 2005 entitled "Detection of Histone

Change in Cell-Free Nucleosomes"

- “PRIMARY LICENCE”: patent licence agreement, signed on 30 October 2007 between ValiRx (24 Greville Street, London EC1N 8SS) and Chroma Therapeutics Limited (92 Milton Park Abingdon, Oxfordshire OX14 4RY), the patent owner

20. Purpose of the RESEARCH

The RESEARCH envisions the development and clinical validation of a tool for screening / early diagnosis of colorectal cancer based on the nucleosomics technology.

This technology is to detect by use of specific antibodies nucleosomes released into the blood by cell apoptosis and where the cell of origin carries histone modifications (acetylation, methylation, phosphorylation, ...) themselves recognized by other antibodies (sandwich technique).

21. Work plan and timetable for implementation.

The RESEARCH will begin on April 1st 2009 and ends on September 30th 2011.

The work plan is as follows:

Phase 1 (18 months) Development and preclinical validation.

Step 1: Identification of one or more sources of blood samples from patients and healthy subjects (controls) for developing the test. The samples are mainly sought in biobanks (100 to 200 samples: healthy subjects, patients with inflammatory disease (Crohn’s disease, recto-colitis), neo-cancer patients, metastatic cancer patients, treated and / or operated cancer patients)

Step 2: Screening of systematic samples by “Western blot” to detect modifications in specific histones. This phase will allow the identification of modifications between healthy subjects and those with conditions such as inflammatory disease and cancer. A selection of specific modifications will be made at the end of the process.

Step 2a: In parallel to systematic screening, testing of marketed antibody or specific kits for the detection of histone modifications will be performed, for identification of potential components for the diagnostic kit.

Step 3: Development of antibodies specific for the detection of histone modifications identified in step 2.

Step 4: Development of prototype kit and test on 50 samples for technical validation. This is to verify that the test produces the expected result.

Step 5: Conduct a pilot phase for the kit "colon cancer" to validate. The aim will be to establish a correlation between in-vitro test, the other biological parameters (markers, CRP, etc..) and colonoscopy. The pilot study will be prospective, interventional, diagnostic, not therapeutic, for non-commercial use.

Step 6: Biostatistic and comparative diagnosis analysis. The results of the pilot study will be analysed on a biostatistical basis also to identify cohorts for clinical validation in Phase 2.

Phase 2 (12 months) clinical validation and CE marking.

Step 7: Multicentre study for clinical validation based on the stratified cohort derived from step 6. The study would cover approximately 300 patients through 4 to 5 clinical centres and seek to validate the test as a screening / early diagnosis of colon cancer.

Step 7bis: Process of CE Marking

Step 8: Biostatistic and comparative diagnosis analysis. The results of the clinical study will be analysed on a biostatistical basis. Expert analysis of test results in relation to the particular clinical diagnosis available for the patient.

Step 9: Final Report.

22. Staff Tables

NAME	QUALIFICATION	MID SALARY (€/month)	OCCUPATION RATE
To hire	PhD Head of Project	6,700	100% over 18 months 50% over 12 months
To hire	PhD	6,250	100% over 18 months 50% over 12 months
To hire	Engineer/Bioinformatician	3,750	100% over 18 months
To hire	Technician	4,725	100% over 30 months

23. Subcontracting

23.1. Subcontracts subject to an agreement

At the date of signing this agreement, no sub-contracting is foreseen.

23.2. Consultancy of Mr Jake Micallef.

The COMPANY gives Mr Jake Micallef, Chief Scientific Officer supervision of the RESEARCH.

The duration of the consultation runs from 1 April 2009 to 30 September 2011 and its budget is 30,000 euro.

A detailed report of this consultancy will be attached to the reports mentioned in sections 5.1 to 5.3.

23.3. Consultancy of Mr George Morris.

The COMPANY gives Mr George Morris, CEO of ValiRx, the task of overseeing the development of prototype tests, the pilot study and clinical validation.

The duration of the consultation runs from 1 April 2009 to 30 September 2011 and its budget is 35,000 euros.

A detailed report of this consultancy will be attached to the reports mentioned in sections 5.1 to 5.3.

23.4. Subcontracting "Collection of samples" and "biobanking" not contracted yet.

The COMPANY will subcontract to various clinical and/or hospital, the collection of samples of patients and healthy subjects (controls) for developing the test. The samples are a priori sought mainly available in biobanks (100 to 200 samples: normal subjects, patients with inflammatory disease (Crohn’s disease, recto-colitis), neo-cancer patients, cancer patients with metastases, cancer patients treated and / those who have had surgery) and prospective patients (small amount, less than 50 for the initial screening, cancer patients).

Subcontractors identified: Hôpital Notre Dame à Charleroi (agreement of the Ethics Committee, a unit of Dr Caron), Erasme - Brussels for prospective patients, Biobank Unit of Epidemiology, Prof Sue Wilson, University of Birmingham, UK, and University of Munich University Hospital.

Budget: 150,020 euro

Duration: 1 April 2009 to 30 September 2011

23.5. Subcontracting "Development and / or production of antibodies " not contracted yet.

The COMPANY will subcontract to various sub-contractors carrying out work under the RESEARCH. The objective is the development and / or production of antibodies that detect changes in nucleosomes and histones identified in step 2 of the work plan.

Budget: 150,000 euro

Duration: 1 April 2009 to 30 September 2011

23.6. Subcontracting "Development of prototype kit components" not contracted yet.

The COMPANY will subcontract to D-Tek (Mons) work relevant to the RESEARCH. This work consists in the production of certain components of the prototype kit, including plates for screening of antibody for detection of histone modifications of interest through libraries of "phage display".

The duration of this subcontract shall run from 1 April 2009 to 30 September 2011 and its budget is 30,000 euro.

23.7. Subcontracting "Correlation study" not contracted yet.

The COMPANY will subcontract various sub-contractors to perform the pilot phase.

The aim of the pilot phase is to establish a correlation between in-vitro test, the other biological parameters (markers, CRP, etc) and colonoscopy. The pilot study (prospective, interventional, diagnostic, not therapeutic, non-commercial) will be the following: 5-arm of 20 patients who have already undergone a colonoscopy and who fall into one of five arms: namely healthy persons, patients with inflammatory disease (Crohn’s disease, recto-colitis), neo-cancer patients, patients with metastatic cancer and cancer patients treated and / or operated upon.

Subcontractors identified: Erasme Hospital (Pr André Van Gossum, gastrointestinal), GIE WarDer for leadership and organisation as well as regulatory aspects, Square Point Point-square for the statistical aspects, EPMC for regulatory, Pharma and ResearchLink XL.

The duration of this subcontract shall run from 1 April 2009 to 30 September 2011. Its budget is a maximum of 120,000 euros and is subject to approval by the REGION after receiving a detailed estimate.

23.8. Subcontracting “Biostatistics and comparative diagnosis analysis" not contracted yet.

The COMPANY will sub-contract various sub-contractors to perform the biostatistical analysis.

The results of the pilot study and clinical validation will be analysed on the biostatistical basis to identify cohorts for clinical validation in Phase 2.

Subcontractors identified: WarDer, Square Point - Point square, Erasmus (gastroenterologist) and Institute of Pathology and Genetics.

The duration of this subcontract shall run from 1 April 2009 to 30 September 2011. Its budget is a maximum of 175,000 euros and is subject to approval by the REGION after receiving a detailed estimate.

23.9. Subcontracting “Multicentric Validation” not contracted yet.

The COMPANY will subcontract various entities for the clinical validation.

The study will focus on approximately 300 patients through 4 to 5 clinical centres and will focus on validation of the test as a screening / early diagnosis of colon cancer.

Subcontractors identified: WarDer (organisation and management of the study), Square Point - Point square, EPMC, ResearchLink and PharmaXL, two hospitals in Belgium (Leuven and Erasmus) and three foreign centres (France - Pitié Salpétrière, UK - University of Birmingham, Munich Germany and / or Heidelberg)

The duration of this subcontracting runs from 1 October 2010 to 30 September 2011. Its budget is a maximum of 250,000 euros and is subject to approval by the region after receiving a detailed estimate.

24. Research budget

24.1. Personnel costs.

ITEM NO.	NAME	QUALIFICATION	MID SALARY (€/month)	BUDGET
1.1	X1	Head of Project	6,700	160,800
1.2	X2	PhD	6,250	150,000
1.3	X3	Technician	3,750	67,500
1.4	X4	Engineer/Bioinformatician	4,725	141,750
			Subtotal	520,050

24.2. Operating costs.

ITEM NO.	DESCRIPTION	BUDGET (€)
2.1	Consumables (a)	155,000
2.2	Travel expenses	10,000
2.3	Consultancy Mr Micallef (b)	30,000
2.4	Consultancy Mr Morris (c)	35,000
2.5	Cost of equipment use (d)	36,125
2.6	Subcontracting "Collection of samples” (e)	150,020
2.7	Subcontracting “Development / production of antibodies” (f)	156,000
2.8	Subcontracting “Components of the kit prototype” (g)	30,000
2.9	Subcontracting “Correlation study” (h)	120,000
2.10	Subcontractng “Biostatistical analysis and comparative diagnosis” (i)	175,000
2.11	Subcontracting “Multicentre validation” (j)	250,000
2.12	CE marking	10,000
2.13	Overheads	69,650
	Subtotal	1,226,650

(a) For materials defined as laboratory reagents, glassware and so disposable and any small equipment whose purchase price is less than 1,250 euros.

(b) As provided in Article 23.2

(c) As provided in Article 23.3

(d) The cost of use of equipment is calculated using the table below

USE	DESCRIPTION	AMOUNT APPROX VAT
Molecular Biology	Hotte flux laminaire 1.80 + Clean Airflux horizontal + accessories	€7,000.00
	Hotte Biohazard 1.80	€8,000.00
	Centrifugeuses multifuge + rotor	€4.500.00
	Spectramax M2 microplate reader	€37,125.00
	Innova 4200 (agitator/incubator)	€4,000.00
	1⁄2 Hercacell double (CO2 incubator for cellular culture)	€4,400.00
	Mili Q academic century + accessories	€4,000.00
	65L Vertical Autoclave	€7,000.00
		€76,025.00
	Amortisation over 5 years, 40% over the course of the project, 8% per year	€6,082/year
AND/ARN Analysis	Gel Scanner (visible and fluorescent)	€8,000.00
	Nanodrop spectrophotometer (dosage ADN et ARN in very small quantities)	€10,000.00
		€18,000.00
	Amortisation over 5 years, 40% over the course of the project, 8% per year	€1,440/year
Proteomic Analysis	ELISA microplate reader and peripheral washer	€50,000.00
	Amortisation over 5 years, 40% over the course of the project, 8% per year	€4,000/year
Automates potentiels	Preparation for PCR and ELISA plates + extraction, purification ARN AND	€120,000.00
	Amortisation over 5 years, 40% over the course of the project, 8% per year	€9,600/year
Freezers and fridge	-80 deg C storage racks	€7,000.00
	Cryostat	€30,000.00
		€37,000.00
	Amortisation over 5 years, 40% over the course of the project, 8% per year	€2,960/year

An equipment use cost of €24,082 per year is applicable for the first 18 months

(e) as provided for in article 23.4

(f) as provided for in article 23.5

(g) as provided for in article 23.6

(h) as provided for in article 23.7

(i) as provided for in article 23.8

(j) as provided for in article 23.9

24.3. Recap Table

ITEM NO.	RECAP TABLE	BUDGET (€)
1.	Personnel costs	520,050
2.	Operating costs	1,226,650
	TOTAL	1,746,700

ELIGIBLE EXPENSES listed in the table above are to be financed by:

- GRANT to a maximum of 60%;

- COMPANY resources, up to 40%.

25. Working Capital (treasury cash)

Working capital that the REGION will pay in accordance with Article 9.1. is €419,280.

The working capital will not be paid until the COMPANY has demonstrated that its paid-in equity amounts between €900,000 and €1,000,000, with a cash balance greater than or equal to €630,280.

The REGION may declare the agreement null and void if the condition is not reached by March 31st 2010.

26. Financial Account

The financial account referred to in Article 9.6. bears the number IBAN BE60 0015 2863 0070 BIC GEBABEBB. It is open under the name of ValiBio SA, located 25 avenue Georges Lemaître, 6041 GOSSELIES.

27. Exploitation of RESULTS

27.1. Purpose and methods of exploitation

Industrial activities and services that are the object of exploitation are:

- The production, sale and export to any country of the PRODUCT,

- The sale in any country of the SERVICE.

27.2. Activities in the territories of the Member States of the European Union

The COMPANY commits to implementing industrial activities such as the production of the PRODUCT and the SERVICE within the Member States of the European Union.

27.3. Maximum duration of the EXPLOITATION PHASE

The EXPLOITATION PHASE covers 120 months from the end of the RESEARCH PHASE.

28. Scenario of favourable outcome

28.1.1. Annual repayments independent of SALES

Calendar year 2013: € 25,000

Calendar year 2014: € 30,000

Calendar year 2015: € 32,000

Calendar year 2016: € 35,000

Calendar year 2017: € 35,000

Calendar year 2018: € 35,000

Calendar year 2019: € 35,000

Calendar year 2020: € 32,406

Calendar year 2021: € 30,000

Calendar year 2022: € 25,000

The sum of these reimbursements is 30% of the GRANT defined in Article 24.

If the total LIQUIDATED AMOUNT is lower than the COMMITTED AMOUNT, a coefficient is applied to annual repayments, which corresponds to the share of paid portion of the LIQUIDATED AMOUNT versus maximum COMMITTED AMOUNT committed.

28.1.2. Repayment on prototypes or pilot

Any assignment, concession or use for industrial purposes of a prototype or a pilot requires the prior consent of the REGION. The terms of this agreement will include among others the minimum amounts in the event of sale, concession, or industrial use. If necessary, an amendment to this agreement will be concluded in order to adjust the annual repayments dependent and independent of SALES.

28.2. Annual repayment amounts dependent on SALES

The COMPANY pays to the REGION a royalty on SALES. It is 6% of SALES for the period covered for the sale of the PRODUCT and SERVICE.

If LIQUIDATED AMOUNTS are lower than the COMMITTED AMOUNT, a coefficient is applied to annual repayments dependent on SALES, which corresponds to the share of LIQUID AMOUNT versus COMMITTED AMOUNT.

28.3. Favourable Outcome

The cumulative SALES forecast to be realized during the EXPLOITATION PHASE is fixed at the level of  €12,000,000.

29. PATENT

29.1. Patents or patent applications filed during the RESEARCH or the EXPLOITATION phase and related to the RESULTS form part of the RESULTS.

29.2. The COMPANY has received from ValiRx (located at 24 Greville Street, London EC1N 8SS, UK), an exclusive and free licence for the exploitation of the PATENT.

29.3. Sublicence of the PRIMARY LICENCE

In all cases under the laws, regulations and contractual provisions under the GRANT, the COMPANY transfers to the REGION or any entity designated by it ownership of the RESULTS, it accords the REGION or said entity an exclusive  free exploitation licence for the PRIMARY LICENCE.

The REGION alone negotiates and determines, with any entity concerned, the procedures by which it sells or licences the rights to exploitation of results.

30.4. Waiver of the PATENT.

The stipulations contained herein shall be made in the “licence agreement, for non-exploitation and patents of third parties ", concluded between the REGION, the COMPANY and ValiRx.

Done in Namur, the 16 March 2010, in 7 copies, each party acknowledging having taken one.

For the REGION

Jean-Marc NOLLET

Vice-Président

Ministre du Développement durable

et de la Fonction publique

For the COMPANY

Patrick ROUSSEAU

Managing Director

ValiBio S.A.

Attached: Licence Agreement, non-exploitation and third-party patent between the Walloon REGION, ValiBio and ValiRx

LICENCE AGREEMENT

THIS AGREEMENT dated October 3rd 2007 is between:

1) CHROMA THERAPEUTICS LIMITED (“Chroma”), a company incorporated in England and Wales whose principal place of business is at 93 Milton Park, Abingdon, Oxfordshire OX14 4RY; and

2) VALIRX PLC (the “Licensee”), a company incorporated in England and Wales whose principal place of business is at 24 Greville Street, London, ECIN 8SS.

RECITALS:

A.

Chroma has developed and owns a technology relating to chromatin, necleosome and histone structure and the determination of histone modifications particularly as the basis of methods for the diagnosis, prognosis and monitoring of cancer and other diseases (the “Technology”).

B.

Chroma has filed patent applications over the Technology.

C.

The Licensee wishes to acquire rights under the Patents and to use the Technology for the development and commercialization of Licensed Products and to supply Services, in each case in the Field and in the Territory, in accordance with the provisions of this Agreement.

IT IS AGREED as follows:

1

Definitions

In this Agreement, the following words shall have the following meanings:

Affiliate

In relation to a Party, means any entity or person that Controls, is Controlled by, or is under common Control with that Party.

Claims

All demands, claims and liability (whether criminal or civil, in contract, tort or otherwise) for losses, damages, legal costs and other expenses of any nature whatsoever and all costs and expenses (including without limitation legal costs) incurred in connection therewith.

Commencement Date

This date of this Agreement.

Control

Direct or indirect beneficial ownership of 50% (or, outside a Party’s home territory, such lesser percentage as is the maximum, permitted level of foreign investment) or more of the share capital, stock or other participating interest carrying the right to vote or to distribution of profits of that Party, as the case may be.

Diligent

And Reasonable Efforts

Exerting such efforts and employing such resources as would be exerted or employed by a reasonable third party company for a product of similar market potential at a similar stage of its product life, when utilizing sound and reasonable scientific, business and medical practice and judgment in order to develop the product in a timely manner and maximize the economic return to the Parties from its commercialization.

Field

The diagnosis, prevention and treatment of disease and pharmacogenomic applications and the provision of technology, products or services including the detection or identification of actual or potential gene expression or the characterization or identification of cell types or differentiation states.

Indemnitees

Chroma and its Affiliates, and their respective officers, directors, Council members, employees and representatives.

Licensed Products

Any and all products that are manufactured, sold, or otherwise supplied by the Licensee or its sub-licensee (including any Affiliate of the Licensee) and which are within any Valid Claim of the Patents.

Net Receipts

The sum of;

a) the Royalty Income and,

b) the Sub-license Non-royalty income,

Net Sales Value

The aggregate amount invoiced for all Licensed Products sold by the Licensee or its Affiliates to independent third parties in arm’s length transactions exclusively for money or, where the sale is not at arm’s length, the price that would have been so invoiced if it had been at arm’s length, after deduction of all documented:

a) normal trade discounts actually granted and any credits actually given for rejected or returned Licensed Products;

b) costs of packaging, insurance, carriage and freight, provided in each case that the amounts are separately charged on the relevant invoice;

c) value added tax or other sales tax; and,

d) import duties or similar applicable government levies actually paid.

Sales between any of the Licensee, its Affiliates and sub-licenses shall not be considered for the purposes of this definition unless there is no subsequent sale to a person who is not the Licensee, its Affiliate or sub-licensee in an arm’s length transaction exclusively for money within three months from the original sale or such other time period as may be agreed by the Parties from time to time on a case by case basis.

Parties

Chroma and the Licensee, and “Party” shall mean either of them.

Patents

Any and all of the patents and patent applications referred to in Schedule 1 including any continuations, continuations in part, extensions, reissues, divisions, and any patents, supplementary protection certificates and similar rights that are based on or derive priority from the foregoing.

Royalty Income

Any royalty payment (excluding value added tax) obtained by, or due to, the Licensee or its Affiliates, in relation to the sub-licensing (including the grant of any option over a sub-license) of any of the Patents.

Service

The supply of a consultancy or technical service (including contract research and development) to a third party that includes within the provision of such service or requires in its performance the Licensee’s use of technology falling within a Valid Claim of the Patents.

Service Free

Any fee, after deduction of any value-added tax or other sales tax, invoiced to any third party by the Licensee or its Affiliates for the provision of a Service.

Sub-license

Non-royalty Income

The amount of any payment (excluding value added tax and Royalty Income) and the value of any non-monetary receipt, obtained by, or due to, Licensee or its Affiliates, in relation to the sub-licensing (including the grant of any option over a sub-license) of any of the Patents, and including any of the following:

a) up-front, milestone (whether at the stage of development, marketing or otherwise), success, bonus, maintenance and periodic (including annual) payments due under any sub-license agreement;

b) where any sub-license is to be granted under cross-licensing arrangements, the value of any third party license obtained under such arrangements;

c) any funding received from a sub-licensee for shares, options or other securities in respect of any of the share capital of the Licensee or its Affiliates;

d) any guarantee or other financial benefit received from a sub-licensee; and

e) any loan received from a sub-licensee which is not ultimately repaid, or any loan which is on terms other than arm’s length terms, or any loan that is convertible to equity or other non-cash form where such conversion occurs.

Territory

Worldwide.

Valid Claim

A claim of a patent or patent application that has not expired or been held invalid or unenforceable by a court of competent jurisdiction in a final and non-appealable judgment.

2

Grant of rights

2.1

Licenses. Chroma hereby grants to the Licensee, subject to the provisions of this Agreement, a non-transferable, exclusive license in the Field under the Patents, with the right to sub-license, subject to clause 2.3 below, to develop, manufacture, have manufactured, use and sell Licensed Products or to supply a Service but in each case only in the Field in the Territory.

2.2

Formal Licenses. At the request and cost of the Licensee, the Parties shall execute such formal licenses as may be necessary or appropriate for registration of this Agreement with Patent Offices and other relevant authorities in particular territories. In the event of any conflict in meaning between any such license and the provisions of this Agreement, the provisions of this Agreement shall prevail. Prior to the execution of the formal license(s) (if any) referred to in this Clause 2.2, the Parties shall so far as possible have the same rights and obligations towards one another as if such license(s) had been granted. The Parties shall use reasonable endeavors to ensure that, to the extent permitted by relevant authorities, this Agreement shall not form part of any public record.

2.3

Sub-licensing. The licensee shall be entitled to grant sub-licenses of its rights under this Agreement to any person, provided that:

2.3.1 the sub-license shall include obligations on the sub-licensee which are equivalent to the obligations on the Licensee under this Agreement;

2.3.2 the sub-license shall terminate automatically on the termination of this Agreement for any reason;

2.3.3 within 30 days of the grant of any sub-license the Licensee shall provide to Chroma a true copy of it; and

2.3.4 the Licensee shall be responsible for any breach of the sub-license by the sub-licensee, as if the breach had been that of Licensee under this Agreement, and the Licensee shall indemnify Chroma against any loss, damages, costs, claims or expenses which are awarded against or suffered by Chroma as a result of any such breach  by the sub-licensee.

2.4

Reservation of rights. Chroma reserves the non-exclusive right for it and its Affiliates to use in any way without limitation the Patents and Technology in the Field for all non-commercial purposes. Licensee hereby grants to Chroma an irrevocable, perpetual, worldwide, non-exclusive, royalty-free license for it and its Affiliates to use any of its and its sub-licensees’ intellectual property rights that constitute improvements, modifications or enhancements created, developed or arising from the Technology and/or the Patents for all non-commercial purposes. For the avoidance of doubt, non-commercial purposes shall include the use of any assays that are developed as research tools that may aid Chroma’s drug discovery programmes.

2.5

No other license. Except for the licenses expressly granted by this Clause 2, Chroma reserves all its rights. Without prejudice to the generality of the foregoing Chroma reserves all rights under the Patents outside the Field.

2.6

Quality. The Licensee shall ensure that all of the Licensed Products marketed by it are of satisfactory quality and comply with all applicable laws and regulations in each part of the Territory and shall contractually require all sub-licensees to ensure that all Licensed Products marketed by them are of satisfactory quality and comply with all applicable laws and regulations in each part of the Territory.

2.7

Responsibility for development of Licensed Products. The Licensee shall be exclusively responsible for the technical and commercial development and manufacture of Licensed Products and for incorporating any modifications or developments thereto that may be necessary or desirable and for all Licensed Products sold or supplied, and accordingly the Licensee shall indemnify Chroma in the terms of Clause 7.3.

3

Know-how and Confidential Information

3.1

Confidentiality obligations. Each Party (“Receiving Party”) undertakes:

3.1.1 to maintain as secret and confidential all know-how and other technical or commercial information obtained directly or indirectly from the other Party (“Disclosing Party”) in the course of or in anticipation of this Agreement and to respect the Disclosing Party’s rights therein;

3.1.2 to use the same exclusively for the purposes of this Agreement; and

3.1.3 to disclose the same only to those of its employees, Affiliates and sub-licensees pursuant to this Agreement (if any) to whom and to the extent that such disclosure is reasonably necessary for the purposes of this Agreement.

3.2

Exceptions to obligations. The provisions of Clause 3.1 shall not apply to know-how and other information which the Receiving Party can demonstrate by reasonable, written evidence:

3.2.1 was, prior to its receipt by the Receiving Party from the Disclosing Party, in the possession of the Receiving Party and at its free disposal; or

3.2.2 is subsequently disclosed to the Receiving Party without any obligations of confidence by a third party who has not derived it directly or indirectly from the Disclosing Party; or

3.2.3 is or becomes generally available to the public through no act or default of the Receiving Party or its employees, Affiliates or sub-licensees; or

3.2.4 the Receiving Party is required to disclose to the courts of any competent jurisdiction, or to any government regulatory agency or financial authority, provided that the Receiving Party shall:

3.2.4.1inform the Disclosing Party as soon as is reasonably practicable; and,

3.2.4.2 at the Disclosing Party’s request seek to persuade the court, agency or authority to have the information treated in a confidential manner, where this is possible under the court, agency or authority’s procedures.

3.3

Disclosure to employees. The Receiving Party shall procure that all of its employees, Affiliates and sub-licensees pursuant to this Agreement (if any) who have access to any of the Disclosing Party’s information to which Clause 3.1 applies, shall be made aware of and subject to these obligations and shall have entered into written undertakings of confidentiality at least as restrictive as Clauses 3.1 and 3.2 and which apply to the Disclosing Party’s information.

4

Payments

4.1

Royalties

4.1.1 Royalties on Net Sales Value. The Licensee shall pay to Chroma a royalty of 5% (Five percent) of the Net Sales Value.

4.1.2 Royalties on Service Fees. The Licensee shall pay to Chroma a royalty of 15% (fifteen percent) of all Service Fees.

4.1.3 Royalties on Net Receipts

4.1.3.1

Royalties on sub-licence Royalty Income. The Licensee shall pay to Chroma a royalty equal to the following percentage of the Royalty Income over the term of this Agreement: 25% (Twenty Five percent) of all cumulative Royalty Income less than or equal to £1,000,000 (One Million pounds sterling); and, 20% (Twenty percent) of all cumulative Royalty Income in excess of £1,000,000 (One Million pounds sterling).

4.1.3.2

Royalties on Sub-licence Non-royalty Income. The Licensee shall pay to Chroma a royalty of 15% (Fifteen percent) of Sub-licence Non-royalty Income.

4.5

If the Parties disagree as to the calculation of any Service Fees, Net Receipts or Net Sales Value, including without limitation any disagreement as to the cash value of any non-monetary receipt, but excluding any dispute as to whether a product is a Licensed Product such as disagreement shall be referred to an independent expert who shall be appointed and who shall act in accordance with the provisions of Schedule 2.

4.6

Combination Products. If any Licensed Products are incorporated in any other product (“Combination Product”) supplied by the Licensee or its Affiliates and the Licensed Product is not priced separately from the Combination Product, the Net Sales Value of such Licensed Product shall be deemed to be that proportion of the Net Sales Value of the Combination Product which is attributable to the Licensed Product, comparing the actual manufacturing cost of the Licensed Product with that of the Combination Product, as in the following formula: Net Sales Value of Licensed Product = (actual manufacturing cost of the Licensed Product divided by total actual manufacturing cost of Combination Product) x Net Sales Value of Combination Product. If the Parties disagree as to the calculation of the actual manufacturing cost referred to in this Clause 4.6 such disagreement shall be referred to an independent expert who shall be appointed and who shall act in accordance with the provisions of Schedule 2.

4.7

Payment frequency. Royalties due under this Agreement shall be paid within 60 days of the end of each quarter ending on 31 March, 30 June, 30 September and 31 December, in respect of sales of Licensed Products or Services made and sub-licenses current during such quarter and within 60 days of the termination of this Agreement.

4.8

Payment terms. All sums due under this Agreement:

4.8.1 are exclusive of value added tax which where applicable will be paid by the Licensee to Chroma in addition;

4.8.2 shall be paid in pounds sterling (unless and until sterling is replaced by Euros at which time payment shall be made in Euros) in cash by transferring an account in aggregate to the following account:

Account Number: 00019801

Sort Code: 20-65-82

Account: Chroma Therapeutics Ltd.

Bank: Barclays Bank plc

and in the case of sales or sub-license income received by the Licensee or its Affiliates in a currency other than pounds sterling, the royalty shall be calculated in the other currency and then converted into equivalent pounds sterling at the buying rate of such other currency as quoted by Barclays Bank PLC in London as at the close of business on the last business day of the quarterly period with respect to which the payment is made;

4.8.3 shall be made without deduction of income tax and other taxes charges or duties that may be imposed, except insofar as the Licensee is required to deduct the same to comply with applicable laws. The Parties shall cooperate and take all steps reasonably and lawfully available to them, at the expense of the Licensee, to avoid deducting such taxes and to obtain double taxation relief. If the Licensee is required to make any such deduction it shall provide Chroma with such certificates or other documents as it can reasonably obtain to enable Chroma to obtain appropriate relief from double taxation of the payment in question; and

4.8.4 shall be made by the due date, failing which Chroma may charge interest on any outstanding amount on a daily basis at a rate equivalent to 3% above the Barclays Bank Plc base lending rate then in force in London.

4.9

Exchange controls. If at any time during the continuation of this Agreement the Licensee is prohibited from making any of the payments required hereunder by a governmental authority in any country then the Licensee shall within the prescribed period for making the said payments in the appropriate manner use its best endeavours to secure from the proper authority in the relevant country permission to make the said payments and shall make them within 7 days of receiving such permission. If such permission is not received within 30 (thirty) days of the Licensee making a request for such permission then, at the option of Chroma, the Licensee shall deposit the royalty payments due in the currency of the relevant country either in a bank account designated by Chroma within such country or such royalty payments shall be made to an associated company of Chroma designated by Chroma and having offices in the relevant country designated by Chroma.

4.10

Royalty Statements. The Licensee shall send to Chroma at the same time as each royalty payment is made in accordance with Clause 4.8 a statement setting out, in respect of each territory or region in which Licensed Products or Services are sold, the types of Licensed Product or Services sold, the quantity of each type sold, and the total Net Sales Value, Service Fees and the total Net Receipts in respect of each type, expressed both in local currency and pounds sterling and showing the conversion rates used, during the period to which the royalty payment relates.

4.11

Records.

4.11.1

The Licensee shall keep at is normal place of business detailed and up to date records and accounts showing the quantity, description and value of Licensed Products and Services sold by it, and the amount of sublicensing revenues received by it in respect of Licensed Products, on a country by country basis, and being sufficient to ascertain the payments due under this Agreement.

4.11.2

The Licensee shall make such records and accounts available, on reasonable notice, for inspection during business hours by an independent chartered accountant nominated by Chroma for the purpose of verifying the accuracy of any statement or report given by the Licensee to Chroma under this Clause 4. The frequency of inspections shall be limited to a maximum of one inspection in any three month period. The accountant shall be required to keep confidential all information learnt during any such inspection, and to disclose to Chroma only such details as may be necessary to report on the accuracy of the Licensee’s statement or report. Chroma shall be responsible for the accountant’s charges unless the accountant certifies that there is an inaccuracy leading to an underpayment of more than 5% (five percent) in any statement, in which case the Licensee shall pay his charges in respect of that inspection.

5

Commercialization

5.1

The Licensee shall use Diligent and Reasonable Efforts to develop and commercially exploit the Patents in the Territory. ‘

5.2

Without prejudice to the generality of the Licensee’s obligations under Clause 5.1, the Licensee shall hold quarterly commercialization review and strategy meetings as per Clause 9 and an updated, written report, showing past and current activities taken by the Licensee to bring Licensed Products to market and maximize the sale of Licensed Products and Services worldwide.

6

Intellectual property

6.1

Patent expenses

6.1.1

The Licensee shall be responsible for the prosecution of the Patents and responsible for payment directly to patent agents and others of all prosecution and renewal fees in respect of the Patents after the Commencement Date; provided that if the Licensee wishes to abandon any such application or not to maintain any such Patent (or to cease funding such application or patent), it shall give 1 months prior written notice to Chroma and on the expiry of such notice period the Licensee shall cease to be licensed under the patent application or patent identified in the notice.

6.1.2

The Licensee undertakes that payments pursuant to Clauses 6.1.1 shall be made within 30 days of receipt of invoice by the Licensee.

6.2

Infringement of the Patents

6.2.1

Each Party shall inform the other Party promptly if it becomes aware of any infringement or potential infringement of any of the Patents in the Field, and the Parties shall consult with each other to decide the best way to respond to such infringement.

6.2.2

If the Parties fail to agree on a joint programme of action, including how the costs of any such action are to be borne and how any damages or other sums received from such action are to be distributed, then the Licensee shall be entitled to take action against the third party at its sole expense, subject to the following provisions of this Clause 6.2.

6.2.3

Before starting any legal action under Clause 6.2, the Licensee shall consult with (and take account of the view of) Chroma as to the advisability of the action or settlement, its effect on the good name of Chroma, the public interest, and how the action should be conducted.

6.2.4

If the alleged infringement is both within and outside the Field, the Parties shall also co-operate with Chroma’s other licensees (if any) in relation to any such action and shall take such action in respect of such infringement as Chroma may request in writing.

6.2.5

The Licensee shall indemnify Chroma for all Claims (including any damages, costs, expenses and liability of whatsoever nature) incurred in relation to such action within 30 days of being notified of the amount of such expenses by Chroma. The Licensee shall in addition pay to Chroma a royalty of 15% (fifteen percent), in accordance with Clause 4, on any damages received from such action as if such damages were Net Receipts of the type envisaged in Clause 4.4.3.2.

6.2.6

Chroma may agree to be joined in any suit to enforce such rights subject to being indemnified and secured in a manner acceptable to Chroma in its absolute discretion as to any costs, damages, expenses or other liability and shall have the right to be separately represented by its own counsel at the Licensee’s expense.

6.3

Infringement of third party rights

6.3.1

If any warning letter or other notice of infringement is received by a Party, or legal suit or other action is brought against a Party, alleging infringement of third party rights in the manufacture, use or sale of any Licensed Product or use of any Patents , that Party, and the Parties shall discuss the best way to respond.

6.3.2

The Licensee shall have the right but not the obligation to defend such suit to the extent it relates to activities in the Field and shall have the right to settle with such third party, provided that if any action or proposed settlement involves the making of any statement, express or implied, concerning the Patent (whether as to validity or otherwise), the consent of Chroma must be obtained before taking such action or making such settlement.

7

Warranties and Liability

7.1

Warranties by Chroma. Chroma:

7.1.1

warrants that, as at the start of this Agreement, it is the registered proprietor of, or applicant for, the Patents and has caused its directors and employees to execute such assignments of the Patents as may be necessary to give title to the Patents to Chroma; and

7.1.2

undertakes that it has not done, and shall not do nor agree to do during the continuation of this Agreement, any of the following things if to do so would be inconsistent with the exercise by the Licensee of the rights granted to it under this Agreement, namely:

7.1.2.1

grant or agree to grant any rights in the Patents in the Field in the Territory; or

7.1.2.2

subject to Clause 10.3.2, assign or otherwise transfer any of the Patents in the Field in the Territory or any of its rights or obligations under this Agreement.

7.2

No other warranties

7.2.1

Each of the Licensee and Chroma acknowledges that, in entering into this Agreement, it does not do so in reliance on any representation, warranty or other provision except as expressly provided in this Agreement, and any conditions, warranties or other terms implied by statute or common law are excluded from this Agreement to the fullest extent permitted by law.

7.2.2

Without limiting the scope of clause 7.2.1 above, Chroma does not make any representation nor give any warranty or undertaking:

7.2.2.1

as to the efficacy or usefulness of the Patents; or

7.2.2.2

that any of the Patents is or will be valid or subsisting or (in the case of an application) will proceed to grant; or

7.2.2.3

that the use of any of the Patents, the manufacture, sale or use of the Licensed Products or the exercise of any of the rights granted under this Agreement will not infringe any other intellectual property or other rights of any other person; or

7.2.2.4

that any other information communicated by Chroma to the Licensee under or in connection with this Agreement will produce Licensed Products of satisfactory quality or fit for the purpose for which the Licensee intended; or

7.2.2.5

as imposing any obligation on Chroma to bring or prosecute actions or proceedings against third parties for infringement or to defend any action or proceedings for revocation of any of the Patents; or

7.2.2.6

as imposing any liability on Chroma in the event that any third party supplies Licensed Products to customers located in the Territory.

7.3

Indemnity. The Licensee shall indemnify all Indemnitees against all third party Claims that may be asserted against or suffered by any of the Indemnitees and which relate to the use by the Licensee or any of its Affiliates or sub-licensees of the Patents or otherwise in connection with the development, manufacture, use or sale of or any other dealing in any of the Licensed Products or provision of any Services by Licensee or any of its sub-licensees, or subsequently by any customer or any other person, including claims based on product liability laws.

7.4

Liability.

7.4.1

To the extent that any Indemnitee has any liability in contract, tort, or otherwise under or in connection with this Agreement, including any liability for breach of warranty, their liability shall be limited in accordance with the following provisions of this Clause 7.4.

7.4.2

The aggregate liability of the Indemnitees shall be limited to the total income that Chroma has received from the Licensee (less any expenses that Chroma has incurred in obtaining, maintaining or defending the Patents) during the period of 5 (five) years preceding the date on which the liability arises; and,

7.4.3

In no circumstances shall any of the Indemnitees be liable for any loss, damage, costs or expenses of any nature whatsoever incurred or suffered by the Licensee or its Affiliates or sub-licensees:

7.4.3.1

that is of an indirect, special or consequential nature or

7.4.3.2

any loss of profits, revenue, business opportunity or goodwill.

7.4.4

Nothing in this Agreement excludes any person’s liability to the extent that it may not be so excluded under applicable law, including any such liability for death or personal injury caused by that person’s negligence, or liability for fraud.

8

Term and Termination

8.1

Commencement and Termination by Expiry. This Agreement, and the licenses granted hereunder, shall come into effect on the Commencement Date and, unless terminated earlier in accordance with this Clause 8 shall continue in force until the expiration, lapse or invalidation of the last remaining patents issued under the Patents or if such Patents are patent applications under such patents, until they are refused or rejected without a right of appeal.

8.2

Early Termination

8.2.1

The Licensee may terminate this Agreement at any time on 90 days’ notice in writing to Chroma.

8.2.2

Without prejudice to any other right or remedy, either Party may terminate this Agreement at any time by notice in writing to the other Party (“Other Party”), such notice to take effect as specified in the notice:

8.2.2.1

if the Other Party is in material breach of this Agreement and, in the case of a breach capable of remedy within 90 days, the breach is not remedied within 90 days of the Other Party receiving notice specifying the breach and requiring its remedy; or if:

8.2.2.2

any of the following occurs:

8.2.2.2.1

the Other Party becomes insolvent or unable to pay its debts as and when they become due;

8.2.2.2.2

an order is made or a resolution is passed for the winding up of the Other Party (other than voluntarily for the purpose of solvent amalgamation or reconstruction): or

8.2.2.2.3

the other Party is subject to a force majeure under clause 10.1 and fails to remedy such force majeure within 90 days.

8.2.3

Chroma may terminate this Agreement by giving written notice to the Licensee, such termination to take effect forthwith or as otherwise stated in the notice if the Licensee or any of its Affiliates or sub-licensees commences legal proceedings, or assists any third party to commence legal proceedings, to challenge the validity or ownership of any of the Patents.

8.3

Consequences of termination or expiry

8.3.1

The Licensee agrees that termination or expiry of this Agreement for any reason shall not absolve the Licensee’s obligations to pay Patents costs subject to Clause 6.1 of this Agreement where such costs are in respect of a period prior to the date of termination.

8.3.2

Upon termination or expiry of this Agreement for any reason:

8.3.2.1

otherwise than in accordance with Clause 8.1, the Licensee and its sub-licensees shall be entitled to sell, use or otherwise dispose of (subject to payment of royalties under Clause 4) any unsold or unused stocks of the Licensed Products for a period of 6 months following the date of termination;

8.3.2.2

the Licensee shall no longer be licensed to use or otherwise exploit in any way, either directly or indirectly, the Patents, in so far and for as long as any of the Patents remain in force;

8.3.2.3

the Licensee shall consent to the cancellation of any formal license granted to it, or of any registration of it in any register, in relation to any of the Patents; and

8.3.3

Subject as provided in these Clauses 8.3.1 and 8.3.2, and except in respect of any accrued rights, neither party shall be under any further obligation to the other.

8.3.4

Upon termination or expiry of this Agreement for any reason the provisions of clauses 2.4, 3.1 to 3.3, 4 (in respect of sales made or other income generated prior to termination or under clause 8.3.2.1), 6, 7.3, 7.4, 8, 10.8, 10.9 and 10.13 shall remain in force.

8.3.5

Upon termination or expiry of this Agreement for any reason, all rights (of whatsoever nature) to the Patents shall return to Chroma.

8.3.6

Upon termination or expiry of this Agreement for any reason, the Licensee will do all that is necessary to transfer the ownership of any of its sub-licensees intellectual property rights that constitute improvements, modifications or enhancements created, developed or arising from the Technology and/or the Patents to Chroma and pending such transfer the license granted to Chroma by the Licensee in clause 2.4 shall continue in full force and effect. Any costs incurred in transferring ownership shall be borne solely by the Licensee.

9

Governance

9.1

The Licensee or its Affiliates will hold bi-annual scientific and commercial review and strategy meetings on the progress and future activities for the commercialisation of the Technology where Chroma will have the right to attend and contribute.

9.2

Within 30 days after the signing of this Agreement, and within 30 days of the anniversary in each subsequent calendar year, the Licensee or its Affiliate shall provide in writing to Chroma:

9.2.1

a forward looking plan outlining the intended work plan for the following 12 month period, such plan shall include details of any proposed changes to any of the claims made in any of the Patents;

9.2.2

an outline report on research and development progress made (including details of changes made to any of the claims in any of the Patents) and list agreements, including sub-licensing discussions and agreements, entered into with any third parties in relation to rights granted under this Agreement during the preceding twelve months.

10

General

10.1

Force majeure. Neither party shall have any liability or be deemed to be in breach of this Agreement (save in respect of non-payment by the Licensee of any sums owing to Chroma) for any delays or failures in performance of this Agreement which result from circumstances beyond the reasonable control of that Party, including without limitation labour disputes involving that Party. The Party affected by such circumstances shall promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and when they cease to do so.

10.2

Amendment. This Agreement may only be amended in writing signed by duly authorized representatives of Chroma and the Licensee.

10.3

Assignment and third party rights.

10.3.1

Subject to Clause 10.3.2, neither Party shall assign any rights or obligations under this Agreement without the prior written consent of the other Party.

10.3.2

Either Party may assign all its rights and obligations under this Agreement to any of its Affiliates and to any company to which it transfers all or substantially all of its assets or business, PROVIDED that the assignee undertakes to the other Party to be bound by and perform the obligations of the assignor under this Agreement. However a Party shall not have such a right to assign this Agreement if it is insolvent or any other circumstance described in Clause 8.2.2.2 applies to it.

10.4

Waiver. No failure or delay on the part of either Party to exercise any right or remedy under this Agreement shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy.

10.5

Invalid clauses. If any provision or part of this Agreement is held to be invalid, amendments to this Agreement may be made by the addition or deletion of wording as appropriate to remove the invalid part or provision but otherwise retain the provision and the other provisions of this Agreement to the maximum extent permissible under applicable law.

10.6

No Agency. Neither Party shall act or describe itself as the agent of the other, nor shall it make or represent that it has authority to make any commitments on the other’s behalf.

10.7

Interpretation. In this Agreement:

10.7.1

the headings are used for convenience only and shall not affect its interpretation;

10.7.2

references to persons shall include incorporated and unincorporated persons; references to the singular include the plural and vice versa; and references to the masculine include the feminine;

10.7.3

references to Clauses and Schedules mean clauses of, and schedules to, this Agreement;

10.7.4

references in this Agreement to termination shall include termination by expiry; and

10.7.5

where the world “including” is used it shall be understood as meaning “including without limitation”.

10.8

Notices

10.8.1

Any notice to be given under this Agreement shall be in writing and shall be sent by first class mail or air mail, or by fax (confirmed by first class mail or air mail) to the address of the relevant Party set out at the head of this Agreement, or to the relevant fax number set out below, or such other address or fax number as that Party may from time to time notify to the other Party in accordance with this Clause 10.8. The fax numbers of the Parties are as follows:

Chroma FAX number: 01235829125

Licensee FAX number: 02030084415

10.8.2

Notices sent as above shall be deemed to have been received three working days after the day of posting (in the case of inland first class mail), or seven working days after the date of posting (in the case of air mail), or on the next working day after transmission (in the case of fax messages, but only if a transmission report is generated by the sender’s fax machine recording a message from the recipient’s fax machine, confirming that the fax was sent to the number indicated above and confirming that all pages were successfully transmitted).

10.9

Law and jurisdiction. This Agreement shall be governed by English law and shall be subject to the exclusive Jurisdiction of the English courts to which the Parties hereby submit, except that a party may seek an interim injunction in any court of competent jurisdiction.

10.10

Further action. Each party agrees to execute, acknowledge, and deliver such further instruments, and do all further similar acts, as may be necessary or appropriate to carry out the purpose and intent of this Agreement.

10.11.

Announcements. Save as required by law or in respect of any regulatory requirements, neither Party shall make any press or other public announcement concerning any aspect of this Agreement, or make any use of the name of the other Party in connection with or in consequence of this Agreement, without the prior written consent of the other Party.

10.12

Entire agreement. This Agreement, including its Schedules, sets out the entire agreement between the Parties relating to its subject matter and supersedes all prior oral or written agreements, arrangements or understandings between them relating to such subject matter. The Parties acknowledge that they are not relying on any representation, agreement, term or condition which is not set out in this Agreement.

10.13

Third parties. Except for the rights of the Indemnitees as provided in clauses 7.3 and 7.4, who may in their own right enforce the provisions of that Clause, this Agreement does not create any right enforceable by any person who is not a party to it (“Third Party”) under the Contracts (Rights of Third Parties) Act 1999, but this clause does not affect any right or remedy of a Third Party which exists or is available apart from that Act. The Parties may amend, renew, terminate or otherwise vary all or any of the provisions of this Agreement, including Clauses 7.3 and 7.4, without the consent of the Indemnitees.

AGREED by the parties through their authorized signatories

For and on behalf of

CHROMA THERAPEUTICS

LIMITED

Signed

 /s/ Richard Bungay

Name

Richard Bungay

Title

Chief Financial Officer

Date

October 3rd, 2007

For and on behalf of

VALIRX PLC

Signed

/s/ J. Micallef

Name

J. Micallef

Title

COO

Date

October 3rd, 2007

Schedule 1

The Patents

Reference	Country	Title	Priority Date	Application No.	Publication No.	Case Status
W02005/019826 AI	Worldwide	Detection of Histone Modifications in Cell-Free Nucleosomes	18 August 2003	PCT/GB2004/003564	W02005/019826 AI	National phase

Schedule 2

Appointment of expert

1.

Pursuant to Clauses 4.5 and 4.6, Chroma may serve a notice on the Licensee (“Referral Notice”), in accordance with Clause 10.8, notifying the Licensee that it wishes to refer the dispute to an expert (the “Expert”) for his determination.

2.

The Parties shall agree the identity of a single independent, impartial expert to determine such questions. In the absence of such agreement within 30 days of the Referral Notice, either of the Parties may request an expert be appointed by the President of The Law Society of England and Wales.

3.

60 days after the giving of a Referral Notice, both Parties shall exchange simultaneously statements of case in no more than 10,000 words, in total, and each side shall simultaneously send a copy of its statement of case to the Expert.

4.

Each Party may, within 30 days of the date of exchange of statement of case pursuant to paragraph 3 above, serve a reply to the other side’s statement of ease of not more than 10,000 words. A copy of any such reply shall be simultaneously sent to the Expert.

5.

The Expert shall make his decision on the basis of written statements and supporting documentation only and there shall be no oral hearing. The Expert shall issue his decision in writing within 30 days of the date of service of the last reply pursuant to paragraph 4 above, or, in the absence of receipt of any replies, within 60 days of the date of exchange pursuant to paragraph 3 above.

6.

The Expert’s decision shall (in the absence of manifest error) be final and binding on the Parties.

7.

All costs in relation to the appointment of the Expert shall be borne by the Parties in such proportions as the Expert shall determine.

NON-EXPLOITATION AND THIRD-PARTY PATENT

BETWEEN

The Walloon Region,

Represented by Mr. Jean-Marc Nollet,

Vice-President and Minister of Sustainable Development and the Public Service

Place des Célestines, 1 5000 - NAMUR

Hereinafter called the REGION,

AS FIRST PARTY

AND

ValiRx plc, 24 Greville Street, London EC1N 8SS, United Kingdom

Represented by Dr George Morris, Director and Chief Operating Officer

Hereinafter called the DONOR OF SUB LICENSE

AS SECOND PARTY

AND

ValiBio SA, located Avenue Georges Lemaître, 25 to 6041 GOSSELIES

Represented by Patrick J. Rousseau, Managing Director,

Hereinafter called the COMPANY,

AS THIRD PARTY

WHEREAS:

Chroma Therapeutics Limited, 92, Milton Park Abington, Oxfordshire OX14 4RY, UK is the owner of the patent WO 2005/019826 A1, 3 March 2005 entitled "Detection of Histone Modification in Cell-Free Nucleosomes”

hereinafter called the PATENT.

The DONOR OF SUBLICENSE is the owner of a licence on the Patent by virtue of the contract concluded on 3 October 2007. This licence is hereinafter referred to as the PRIMARY LICENSE.

The COMPANY introduced to the REGION a request for a repayable grant hereinafter called the GRANT for a research project entitled "Diagnosis of colorectal cancer by nucleosomics”.

To perform the project, the COMPANY should use elements that are the subject of the PRIMARY LICENSE and therefore of the PATENT.

Therefore the DONOR OF SUBLICENSE has granted an exclusive licence on the PRIMARY LICENSE by virtue of the contract signed on 18 January 2008. This licence is hereinafter called the SECONDARY LICENSE.

The legal, regulatory and contractual requirements applicable to the GRANT state, in essence, that the COMPANY will transfer, in a certain number of cases, the exclusive exploitation rights on the results of the funded research, to the REGION or any entity designated by it. This transfer takes place when the COMPANY:

- renounces the GRANT within the course of the research;

- decides not to exploit the results;

- decides not to pursue the exploitation of results,

-

is declared bankrupt or

-

been the subject of a corporate restructuring or a liquidation.

-

In such cases, the continued use of the results can only be considered if the entity to which the exploitation rights are transferred simultaneously enjoys the rights to the PATENT part of the SECONDARY LICENSE.

IN WITNESS WHEREOF, IT IS AGREED AS FOLLOWS:

1.

In any case where, under legal, regulatory or contractual provisions of the GRANT, the COMPANY transfers to the REGION or any entity designated by it the exclusive exploitation rights on the results of research funded by the GRANT, the DONOR OF SUBLICENSE agrees to grant to the REGION or the entity referred to an exploitation license of the PATENT and the PRIMARY LICENSE, following modalities set forth below.

The DONOR OF SUBLICENSE declares that it is familiar with cases where the transfer referred to in paragraph 1 takes place.

2.

The REGION alone negotiates and determines with any interested entity the global rules under which it sells or it grants rights to exploit the results.

3.

The exploitation licence that the DONOR OF SUBLICENSE grants to the covered entity is exclusive and covers at least the rights stipulated in the SECONDARY LICENSE. Its financial compensation may not exceed that which is stipulated in the SECONDARY LICENSE unless otherwise approved by the REGION.

4.

The SECONDARY LICENSE is made under the condition subsequent to the conclusion of the license referred to in points 1. and 2. above.

5.

Should the DONOR OF SUBLICENSE plan to abandon the PRIMARY LICENSE, it shall inform the REGION and the COMPANY beforehand. Within 90 days after receipt of this information, the REGION can ask the DONOR OF SUBLICENSE that it transfers ownership of the PRIMARY LICENSE for free and in preference to any other candidate. Once the transfer is effective, the REGION shall bear the defense proceedings or maintaining the PRIMARY LICENSE.

6.

The DONOR OF SUBLICENSE and the COMPANY will send all mail related to this agreement and with addressee being the REGION to – Direction Générale Operatoinelle – Économie, Emploi et Recherche du Service public de Wallonie, Place de Wallonie 1, bâtiment III à 5100 Jambes. Any change of address (REGION, DONOR OF SUBLICENSE, COMPANY) will be notified in writing to all parties to this contract.

7.

In case of contradiction between this agreement and other provisions which bind the DONOR OF SUBLICENSE and the COMPANY, the provisions of this agreement shall prevail, even if these were made before.

8.

This agreement is concluded under the suspensive condition that the REGION gives the GRANT to the company.

9.

Chroma Therapeutics owner of the PATENT, has been informed of the existence of the SECONDARY LICENSE and of the legal, regulatory and contractual conditions of the GRANT as acknowledged by the attached letter.

10.

This agreement is governed by Belgian law. Any dispute concerning its interpretation or execution is of the jurisdiction of Namur.

Done in Namur, the 16 March 2010, in 7 copies, each party acknowledging having taken one.

For the REGION

Jean-Marc NOLLET

Vice-Président

Ministre du Développement durable

et de la Fonction publique

For the DONOR OF SUBLICENSE

For the COMPANY

/s/ George Morris

/s/ Patrick Rousseau

George MORRIS

Patrick ROUSSEAU

Director

Managing Director

ValiRx plc

ValiBio s.a.

Attachment: Letter of Chroma Therapeutics Limited and its certified French translation.

LETTER OF CHROMA THERAPEUTICS LIMITED

18th November 2009

Mr. M Charlier

Inspecteur Principal

DG06

SPW

Place des Celestines, 1

5000 Namur

BELGIUM

Dear Sirs

Chroma Therapeutics on October 3, 2007 entered on into a license agreement with ValiRx plc covering patent No. W02005/019826 A1 on the “Detection of histone modifications in cell free nucleosomes”, technology commonly referred to as “NucleosomicsTM”.

We have been informed that on January 18, 2008 ValiRx plc entered into a sub license agreement with ValiBIO SA the fully controlled Belgium subsidiary of ValiRx pc for the exploitation of said patent in the field of oncology. We have also been informed that VAliBIO submitted a request for a funding in the form of a refundable grant to the DG06 of the Walloon Public Service (the Walloon Region) for the “Development of a diagnostic test for colorectal cancer using” NucleosomicsTM.

We have also been informed that under the rules applicable to this funding that if ValiBIO choose not to exploit the results of that research whether by reason of the termination of the license, or for other reason, than the Walloon Region would want a License to the Patent so that it can exploit the results and products developed with its support for a Diagnostic test for colorectal cancer. The terms of this license would on the same terms and conditions that currently exist between Chroma and ValiRx and ValiBIO as sub licensee with respect to obligations and liabilities, but only for a Colorectal Cancer Diagnostic.

This letter is to confirm that Chroma Therapeutics is aware of this agreement and in the case that ValiBIO does not exploit the results of the research then Chroma Therapeutics will, upon notification of this by ValiRx plc, be willing in good faith to enter into a license with the Walloon Region so that the Walloon Region can exploit the results on terms substantially similar to those in the original license, in the “field” of a diagnostic Test for Colorectal cancer using Nucleosomics. Until such a license has been agreed the Walloon Region shall be entitled to continue to exploit the results in the “field” of a diagnostic Test for Colorectal cancer on the terms of the original license.

Yours faithfully

/s/ Richard Bungay

Richard Bungay

Chief Financial Officer

Cc: Satu Vainikka, ValiRx plc

       Patrick Rousseau, ValiBIO SA